Exhibit 4.86

INTER OFFICE MEMO

To	:	Mr. DD Jalan / Mr. Navin Agarwal

Thru	:	Mr. G.R. Arun Kumar

From	:	Mr. Rajiv Choubey

Sub: Execution of Service Agreement

Pursuant to the resolution passed at the meeting of the Board of Directors held on March 29, 2014, please find enclosed the Service Agreement to be executed between Sesa Sterlite Limited and Mr. DD Jalan setting out the terms and conditions for his appointment and remuneration.

You are requested to kindly sign the same.

Kind Regards,

/s/ Rajiv Choubey
Rajiv Choubey

Dated: July 3, 2014

Sesa Sterlite Limited (Formerly known as Sesa Goa Limited)

Delhi Corporate Office: Scope Office Complex, 7 Lodhi Road, New Delhi – 110 003

T +91-11 4916 6100 F +91-11 4916 6108 www.sesasterlite.com

Registered Office: Sesa Ghor, 20 EDC Complex, Patto, Panaji (Goa) - 403 001

CIN: L13209GA1965PLC000044

SERVICE AGREEMENT

SESA STERLITE LIMITED

AND

DIN DAYAL JALAN

Sesa Sterlite Limited (Formerly known as Sesa Goa Limited)

Core 6, 3rd Floor, Scope Complex, 7 Lodhi Road, New Delhi -110 003

T +91-11 4916 6100 F +91-11 4916 6108 www.sesasterlite.com

Registered Office : Sesa Ghor, 20 EDC Complex, Patto, Panaji (Goa) - 403 001

CIN: L13209GA1965PLC000044

This Agreement made the 01st day of April, 2014 between SESA STERLITE LIMITED, a Company incorporated and registered under the Companies Act, 1956/2013 and having its Registered Office at Sesa Ghor, 20 EDC Complex, Patto, Panaji, Goa and Corporate Office at ‘Vedanta’, 75 Nehru Road, Vile Parle (East), Mumbai – 400 099 (hereinafter referred to as “the Company”) of the One Part and MR. DIN DAYAL JALAN Indian inhabitant residing at Ashoka Towers, Apartment no. 807, Tower D, 63/74, Dr. S.S. Rao Marg, Parel, Mumbai – 400 012 (hereinafter referred to as “Whole Time Director”) of the Other Part.

WHEREAS:

The Board of Directors at their meeting held on 29th March, 2014 have appointed Mr. D.D. Jalan as a “Whole Time Director and Chief Financial Officer” of the Company for the period April 01, 2014 to September 30, 2014 and his remuneration is recommended by the Managerial Remuneration Committee by its Meeting dated 29th March, 2014. Mr. D. D. Jalan has agreed to the said appointment upon the terms and conditions hereinafter contained.

The appointment and remuneration of Mr. D. D. Jalan, as Whole Time Director is subject to the approval of the Members at the General Meeting of the Company

NOW THIS AGREEMENT WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	The Company hereby approves the appointment of Mr. D. D. Jalan as a ‘Whole-time Director and Chief Financial Officer’ from 1st April, 2014 to September 30, 2014, subject to such appointment being determined earlier in accordance with the provisions of this Agreement.

2.	Subject to the superintendence, direction and control of the Board of Directors, Mr. D.D. Jalan will exercise such powers and duties as may be entrusted to him from time to time. Mr. DD Jalan will be designated as Chief Financial Officer and will be responsible for all Accounting, Financial, Treasury, Audit, ensuring effective Internal Control, Risk Management, SOX Compliance, Secretarial, Legal and Corporate Governance issues, and such other functions as may be assigned by the Audit Committee and the Board.

3.	The Whole-time Director shall in consideration of his services to the Company be entitled to receive remuneration by way of salary, allowances, commission and perquisites as set out below:-

Remuneration effective from 1st April, 2014

Components	Amount
Base salary	Range of Rs. 8.5 lacs – Rs. 13 lacs per month (with such annual/special increments within the aforesaid range, as may be decided by the Board or any Committee thereof in its absolute discretion from time to time)
Personal Allowance	In the range of Rs 7 lacs – Rs 10 lacs per month (as may be determined by the Board or its Committee thereof in each year)
Provident Fund	12% of base salary
House Rent Allowances	40% of Base Salary
Additional HRA	As approved by the Board or Committee from time to time will be paid till he is posted in New Delhi
Car Benefit	As per Company Policy
Leave Travel Allowance	One month base
Gratuity	As per applicable rules
Medical	As per Company Policy
Superannuation	15% of base salary
Club Membership Fees	As per company policy. Rs.3 lakhs to Rs.4 lakhs per annum
Personal Accident/Mediclaim Policy	As per company policy
Performance Bonus	Performance Bonus as may be recommended by the Nomination & Remuneration Committee and approved by the Board

4.	Minimum Remuneration

Notwithstanding anything to the contrary herein contained, where in any financial year during the currency of the tenure of Mr. DD Jalan, the Company has no profits or the profits are inadequate, the Company will pay remuneration by way of salary and perquisites as decided by the Board or any Committee within thereof from time to time as minimum remuneration, with the approval of the Central Government, if necessary.

5.	Other Terms and Conditions

1)	In accordance with the resolution, within the aforesaid limits, the amount of salary and perquisites payable to Mr. DD Jalan may be decided / varied by the Board of directors or its Committee, from time to time as it may deem fit in its absolute discretion; provided that the total remuneration consisting of Salary, Perquisites and other benefits paid to Mr.DD Jalan as Whole-Time Director shall not exceed the limit stipulated in section 197 of the Companies Act 2013.

2)	Apart from the remuneration aforesaid he shall be entitled to reimbursement of expenses incurred in connection with the business of the Company.

3)	No sitting fees shall be paid to him for attending the meeting of the Board of Directors or Committee thereof of the Company.

4)	The Whole-Time Director shall throughout the term of this Agreement devote his full time and attention to the business of the Company, and shall in all respects conform to and comply with the directions and regulations made by the Board of Directors and rules of the Company and shall well and faithfully serve the Company and use his utmost endeavor to promote the interests thereof. However he will be entitled to hold directorship in any of the Group Companies and Non-Executive directorship outside the Group with the previous approval of the Chairman of the Board.

5)	The Whole Time Director shall during the term of this Agreement and at all times thereafter keep strictly confidential and shall not divulge, disclose, make known or communicate to any person or persons, firm, Company or concerns (unless required by the Board or except in the ordinary course of business and/or to those of the officials of the Company whose province it is to know the same) or himself make use of any and all information relating to the Company or any of its holding company, subsidiary or affiliate including its business activities, technologies, designs, processes and related matters which he may acquire, receive or obtain or which may come to his knowledge in the course of or by reason of his appointment hereunder.

6)	During the Appointment and for at least six years after its termination the Company shall ensure that you are covered by a policy of directors’ and officers’ liability insurance on terms no less favourable than those in place for other members of the Board in relation to all and any directorships and offices held by the Executive as a result of the Appointment.

7)	The Company shall indemnify and keep you indemnified from and against all claims, demands, actions, suits and proceedings, penalties, and punitive damages, Attorney’s fees whatsoever that may be brought or made against the Whole-Time Director for performance of duties assigned or arising out of natural course of business.

8)	Notwithstanding anything contrary herein contained or implied, the Company shall be entitled to terminate the employment of the Whole Time Director under this Agreement forthwith by notice in writing:-

a)	If he becomes insolvent or make any composition or arrangement with his creditors;

b)	If he commits a material breach of any of the terms, provisions or conditions herein; or

c)	If he becomes disqualified to act as a director for any reason, other than an inadvertent breach of Section 167 of the Companies Act, 2013.

9)	The Whole Time Director shall not, so long as he functions as such become interested or otherwise concerned directly or through his wife and children in any selling agency of the Company in future without the prior approval of the Central Government.

10)	Notwithstanding anything to the contrary contained in this Agreement, either party shall be entitled to determine this Agreement by giving not less than 90 days prior notice in writing in that behalf to the other party, or 90 days salary in lieu thereof and on the expiry of the period of such notice this Agreement shall stand terminated.

IN WITNESS WHEREOF the Company has been executed on the day and year first herein above written.

Signed by the above named Whole Time Director and CFO, MR. DD JALAN

/s/ DD JALAN

Signed by Mr. NAVIN AGARWAL for on behalf of Sesa Sterlite Limited

/s/ NAVIN AGARWAL

IN WITNESSES:

1.	/s/ RAJIV CHOUBEY
RAJIV CHOUBEY, AVP Legal & Secretarial, SESA STERLITE LTD. Lodhi Road, Scope Complex, Core –6, 3rd floor, New Delhi

2.